Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Growth eREIT II, LLC of our report dated April 20, 2021, relating to the consolidated financial statements of Fundrise Growth eREIT II, LLC.

/s/ RSM US LLP

McLean, Virginia

April 20, 2021